Exhibit 99.1

FOR IMMEDIATE RELEASE:
DATE: May 5, 2015
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL THIRD QUARTER 2015 RESULTS, ADDITIONAL RESTRUCTURING INITIATIVES
-    Reported LPS of $0.58; adjusted EPS of $0.46
-    Strong year-to-date free operating cash flow of $143 million from improved working capital management
-    Phase 1 and 2 restructuring--on track to deliver $90-$105 million of annualized savings
-    New restructuring program--Phase 3--expected to deliver $25-$30 million annualized savings; important step to expand margins and improve shareholder returns
-    Maintained guidance midpoint of $2.00 adjusted EPS through ongoing cost discipline
LATROBE, Pa., (May 5, 2015) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal third quarter 2015, with loss per diluted share (LPS) of $0.58, compared with the prior year quarter earnings per diluted share (EPS) of $0.64. Adjusted EPS were $0.46 in the current quarter compared with $0.75 in the prior year quarter.
The company generated $220 million in cash flow from operating activities for the nine months ended March 31, 2015, compared with $153 million in the prior year period. The increase is due to improved working capital management. Net capital expenditures were $76 million and $85 million for the same periods. The company realized free operating cash flow of $143 million compared with $68 million for the same period last year.
Kennametal President and Chief Executive Officer Don Nolan said, "Progress on our accelerated cost reduction measures facilitated better than expected performance for the March quarter. However, it was necessary to record an additional impairment charge due to a continued decline in the end market outlook related to our Infrastructure Segment.”
“While reducing costs in many areas, we continue to focus on great service and innovation, investing in capabilities to better serve our customers and support growth. We are acting quickly to simplify the portfolio, get our cost structure right, and improve working capital efficiency. These all remain priorities to maximize profitability and improve shareholder returns."
Fiscal 2015 Third Quarter Key Developments

•
Sales were $639 million, compared with $755 million in the same quarter last year. Sales decreased by 15 percent, reflecting a 9 percent organic decline and a 6 percent unfavorable currency exchange impact.

•
The company performed its annual impairment test of goodwill and indefinite-lived intangible assets as of March 31, 2015. As a result, the company recorded a non-cash pre-tax goodwill and other intangible asset impairment charge of $160 million, or $0.90 per share in the Infrastructure reporting unit due to the further weakening of the outlook for the reporting unit's key end markets in the March quarter and the finalization of the December quarter impairment testing. As of March 31, 2015, the remaining goodwill balance for the Infrastructure segment was approximately $112 million.

•
Phase 1 restructuring and related charges amounted to $5 million pre-tax in the quarter, with total pre-tax charges since inception of $44 million recognized of the projected total program charges of $55-$60 million. The expected completion of this phase is by June 30, 2016. Phase 1 pre-tax benefits realized in the quarter were approximately $8 million, with total pre-tax benefits estimated to be $50-$55 million in annual savings.

•
Phase 2 restructuring and related charges amounted to $12 million pre-tax in the quarter of the currently projected total program charges of $90-$100 million. The expected completion of this phase is by December 31, 2016. Phase 2 pre-tax benefits realized in the quarter were approximately $1 million, with total pre-tax benefits estimated to be $40-$50 million in annual savings.

•	On a combined basis, pre-tax restructuring and related charges amounted to $17 million, or $0.12 per share, and pre-tax benefits were approximately $9 million, or $0.08 per share in the quarter.

•
Operating loss was $120 million, compared with operating income of $77 million in the same quarter last year. Adjusted operating income was $56 million, compared with the prior year quarter of $90 million. The decrease in adjusted operating results in the current period was primarily driven by organic sales decline, unfavorable mix in Infrastructure and unfavorable currency exchange, offset partially by restructuring benefits. Adjusted operating margin was 8.8 percent in the current period and 11.9 percent in the prior period.

•
The effective tax rate was 64.4 percent (benefit on a loss), compared with 24.1 percent (provision on income) in the prior year. Excluding the impact of special charges, the adjusted effective tax rate of 23.1 percent decreased primarily due to the mix of pre-tax book income in jurisdictions with different tax rates.

•	LPS was $0.58, compared with the prior year quarter EPS of $0.64. Adjusted EPS were $0.46 in the current quarter and $0.75 in the prior year quarter.
Segment Developments for the Fiscal 2015 Third Quarter

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Industrial segment sales of $355 million decreased 11 percent from $400 million in the prior year quarter due to unfavorable currency exchange of 8 percent, organic decline of 2 percent and 1 percent from divestiture. Excluding the impact of currency exchange, sales increased approximately 2 percent in transportation while general engineering decreased approximately 1 percent and aerospace and defense decreased approximately 6 percent. New project tooling packages in the Asian transportation market offset weakness in Europe and the Americas. General engineering was impacted by weak global demand in the energy market. On a regional basis, sales increased 12 percent in Asia, offset by sales decreases of 6 percent in Europe and 4 percent in the Americas.

•
Industrial segment operating income was $35 million compared with $51 million in the prior year. Adjusted operating income was $44 million compared to $59 million in the prior year quarter, driven by organic sales decline, partially offset by restructuring program benefits. Industrial adjusted operating margin was 12.4 percent compared with 14.8 percent in the prior year.

•
Infrastructure segment sales of $284 million decreased 20 percent from $356 million in the prior year. The decrease was driven by 16 percent organic sales decline and 4 percent unfavorable currency exchange. Excluding the impact of currency exchange, sales decreased by approximately 23 percent in energy and approximately 15 percent in earthworks. Energy sales were impacted by an accelerated decline in demand for oil and gas products in all regions. Extended weakening in mining activity, particularly in the U.S. and Asia, coupled with decreased U.S. road rehabilitation tool demand and reduced project spending globally led to lower earthworks sales. On a regional basis, sales decreased 18 percent in the Americas, 15 percent in Asia and 11 percent in Europe.

•
Infrastructure segment operating loss was $153 million, compared with operating income of $28 million in the same quarter of prior year. During the quarter non-cash pre-tax goodwill and other intangible asset impairment charges of $160 million were recorded related to a more severe decline in the outlook of key end markets than previously expected as well as finalizing the impairment charge recorded in the December quarter. Adjusted operating income was $14 million compared to $33 million in the prior year quarter. Adjusted operating income decreased primarily due to lower organic sales and an unfavorable mix, partially offset by the benefits of the restructuring savings. Infrastructure adjusted operating margin was 5.0 percent compared with 9.3 percent in the prior year.

Fiscal 2015 Year-To-Date Key Developments

•
Sales were $2,010 million, compared with $2,065 million in the same period last year. Sales decreased by 3 percent, driven by 4 percent organic decline and 3 percent unfavorable currency exchange, partially offset by 4 percent net from acquisition and divestiture activity.

•
Operating loss was $393 million, compared with operating income of $185 million in the same period last year. Adjusted operating income was $186 million in the current period, compared with adjusted operating income of $211 million in the prior year. Adjusted operating income decreased primarily due to organic sales decline and unfavorable mix, offset partially by restructuring benefits and a non-recurring inventory charge of approximately $6 million in the prior period. Adjusted operating margin was 9.2 percent, compared with 10.2 percent in the prior year.

•	LPS was $4.98 in the current year period, compared with EPS of $1.42 the prior year period. Adjusted EPS were $1.55 in the current year period and $1.74 in the prior year period.

Phase 3 Restructuring Program

The company has identified additional actions to streamline the company's cost structure with Phase 3 of restructuring initiatives. This is estimated to achieve an additional $25-$30 million of annualized savings and incur $40-$45 million of pre-tax charges as it is being implemented over the next 24 months. These initiatives are expected to enhance operational efficiencies through an enterprise-wide cost reduction program as well as the consolidation of certain manufacturing facilities. Combined, the restructuring programs are expected to produce annual ongoing pre-tax permanent savings of $115-$135 million. Combined, total pre-tax charges for these initiatives are expected to be approximately $185-$205 million.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
	Estimated Charges	Charges To Date	Estimated Annualized Savings	Savings To Date	Expected Completion Date
Phase 1	$55M-$60M	$44M	$50M-$55M	$20M	6/30/2016
Phase 2	$90M-$100M	$12M	$40M-$50M	$1M	12/31/2016
Phase 3	$40M-$45M	—	$25M-$30M	—	3/31/2017
Total	$185M-$205M	$56M	$115M-$135M	$21M

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook
Kennametal refined its outlook to reflect end market conditions and cost reduction assumptions for the remainder of fiscal 2015.
The company expects fiscal 2015 total sales to decline in the range of 7 to 8 percent and organic sales to decline in the range of 5 to 6 percent. Previously, total sales decline was projected to be in the range of 6 to 7 percent, with organic sales decline of 4 to 5 percent. With one quarter remaining in fiscal 2015, Kennametal is tightening its EPS guidance to range from $1.95 to $2.05, compared with previous expectations of $1.90 to $2.10.

The company expects to generate cash flow from operations between $295 million and $320 million for fiscal 2015, compared with its previous outlook of $270 million to $295 million. Based on anticipated capital expenditures of approximately $115 million to $120 million, the company expects to generate between $180 million and $200 million of free operating cash flow for the fiscal year.

Kennametal remains committed to maintaining investment-grade credit ratings. Cash from operations, as well as any working capital reductions, will be used primarily for the purpose of debt reduction in the near term. The company’s longer-term capital allocation process will continue to include disciplined capital investments in the business, as well as returning cash to shareholders through dividends and share repurchases.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable May 27, 2015 to shareholders of record as of the close of business on May 12, 2015.
The company will discuss its fiscal 2015 third quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through June 5, 2015.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2015 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and over 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2015	2014	2015	2014
Sales	$638,970	$755,242	$2,009,543	$2,064,986
Cost of goods sold	439,500	516,287	1,392,516	1,420,823
Gross profit	199,470	238,955	617,027	644,163
Operating expense	138,025	152,298	423,972	434,983
Restructuring and asset impairment charges	175,435	2,703	565,837	5,013
Amortization of intangibles	6,402	7,124	20,361	18,791
Operating (loss) income	(120,392)	76,830	(393,143)	185,376
Interest expense	7,760	8,883	23,929	24,001
Other (income) expense, net	(378)	(561)	32	906
(Loss) income from continuing operations before income taxes	(127,774)	68,508	(417,104)	160,469
(Benefit) provision for income taxes	(82,223)	16,514	(23,975)	45,750
Net (loss) income	(45,551)	51,994	(393,129)	114,719
Less: Net income attributable to noncontrolling interests	678	1,129	1,914	1,808
Net (loss) income attributable to Kennametal	$(46,229)	$50,865	$(395,043)	$112,911
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic (loss) earnings per share	$(0.58)	$0.65	$(4.98)	$1.44
Diluted (loss) earnings per share	$(0.58)	$0.64	$(4.98)	$1.42
Dividends per share	$0.18	$0.18	$0.54	$0.54
Basic weighted average shares outstanding	79,389	78,718	79,282	78,631
Diluted weighted average shares outstanding	79,389	79,744	79,282	79,622

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2015	June 30, 2014
ASSETS
Cash and cash equivalents	$146,175	$177,929
Accounts receivable, net	451,534	531,515
Inventories	632,479	703,766
Other current assets	111,124	111,986
Total current assets	1,341,312	1,525,196
Property, plant and equipment, net	813,026	884,458
Goodwill and other intangible assets, net	702,824	1,318,752
Other assets	144,886	139,680
Total assets	$3,002,048	$3,868,086
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$99,620	$80,117
Accounts payable	174,312	206,891
Other current liabilities	250,586	275,748
Total current liabilities	524,518	562,756
Long-term debt and capital leases	804,138	981,666
Other liabilities	271,533	362,056
Total liabilities	1,600,189	1,906,478
KENNAMETAL SHAREHOLDERS’ EQUITY	1,371,177	1,929,256
NONCONTROLLING INTERESTS	30,682	32,352
Total liabilities and equity	$3,002,048	$3,868,086

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2015	2014	2015	2014
Outside Sales:
Industrial	$354,810	$399,669	$1,104,225	$1,108,546
Infrastructure	284,160	355,573	905,318	956,440
Total outside sales	$638,970	$755,242	$2,009,543	$2,064,986
Sales By Geographic Region:
North America	$301,403	$351,532	$955,468	$923,100
Western Europe	180,173	238,260	554,610	641,548
Rest of World	157,394	165,450	499,465	500,338
Total sales by geographic region	$638,970	$755,242	$2,009,543	$2,064,986
Operating Income (Loss):
Industrial	$35,311	$51,403	$121,123	$124,441
Infrastructure	(153,100)	28,012	(505,799)	68,305
Corporate (1)	(2,603)	(2,585)	(8,467)	(7,370)
Total operating (loss) income	$(120,392)	$76,830	$(393,143)	$185,376
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America
(GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin, operating expense, operating expense as a percentage of sales, operating (loss) income and margin, net (loss) income, diluted (LPS) EPS, effective tax rate, Industrial operating income and margin, Infrastructure operating (loss) income and margin and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED MARCH 31, 2015 - (UNAUDITED)
(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating (Loss) Income	Net (Loss) Income (2)	Diluted (LPS) EPS	Effective Tax Rate
2015 Reported Results	$638,970	$199,470	$138,025	$(120,392)	$(46,229)	$(0.58)	64.4%
2015 Reported Margins		31.2%	21.6%	(18.8)%
Restructuring and related charges (3)	—	336	(658)	16,729	9,686	0.12	3.3
Goodwill and other intangible asset impairment charges	—	—	—	159,700	71,143	0.90	(40.2)
Tax redeployment expense	—	—	—	—	2,138	0.02	(4.4)
2015 Adjusted Results	$638,970	$199,806	$137,367	$56,037	$36,738	$0.46	23.1%
2015 Adjusted Margins		31.3%	21.5%	8.8%
(2) Represents amounts attributable to Kennametal Shareholders.
(3) Includes pre-tax restructuring related charges recorded in corporate of $569.

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating (Loss) Income
2015 Reported Results	$354,810	$35,311	$284,160	$(153,100)
2015 Reported Operating Margin		10.0%		(53.9)%
Restructuring and related charges (4)	—	8,673	—	7,487
Goodwill and other intangible asset impairment charges	—	—	—	159,700
2015 Adjusted Results	$354,810	$43,984	$284,160	$14,087
2015 Adjusted Operating Margin		12.4%		5.0%
(4) Excludes pre-tax restructuring related charges recorded in corporate of $569.

THREE MONTHS ENDED MARCH 31, 2014 - (UNAUDITED)
(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$755,242	$238,955	$152,298	$76,830	$50,865	$0.64
2014 Reported Margins		31.6%	20.2%	10.2%
TMB inventory step-up	—	7,721	—	7,721	5,769	0.07
TMB acquisition- related charges	—	200	(2,246)	2,446	1,703	0.02
Restructuring and related charges	—	76	—	2,779	1,747	0.02
2014 Adjusted Results	755,242	246,952	150,052	89,776	60,084	0.75
2014 Adjusted Margins		32.7%	19.9%	11.9%

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
2014 Reported Results	$399,669	$51,403	$355,573	$28,012
2014 Reported Operating Margin		12.9%		7.9%
TMB inventory step-up	—	5,412	—	2,309
TMB acquisition-related charges	—	955	—	1,491
Restructuring and related charges	—	1,569	—	1,210
2014 Adjusted Results	$399,669	$59,339	$355,573	$33,022
2014 Adjusted Operating Margin		14.8%		9.3%

NINE MONTHS ENDED MARCH 31, 2015 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating (Loss) Income	Net (Loss) Income (2)	Diluted (LPS) EPS
2015 Reported Results	$2,009,543	$(393,143)	$(395,043)	$(4.98)
2015 Reported Operating Margin		(19.6)%
Restructuring and related charges	—	37,105	25,628	0.33
Technology asset impairment charge	—	5,500	3,377	0.04
Goodwill and other intangible asset impairment charges	—	536,200	487,039	6.14
Tax redeployment expense	—	—	2,138	0.02
2015 Adjusted Results	$2,009,543	$185,662	$123,139	$1.55
2015 Adjusted Operating Margin		9.2%

NINE MONTHS ENDED MARCH 31, 2014 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$2,064,986	$185,376	$112,911	$1.42
2014 Reported Operating Margin		9.0%
TMB inventory step-up	—	15,420	11,518	0.14
TMB acquisition-related charges	—	5,278	3,734	0.05
Restructuring and related charges	—	5,091	3,482	0.04
Tax repatriation expense	—	—	7,170	0.09
2014 Adjusted Results	$2,064,986	$211,165	$138,815	$1.74
2014 Adjusted Operating Margin		10.2%

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended
	March 31,
(in thousands)	2015	2014
Net cash flow from operating activities	$219,576	$153,242
Purchases of property, plant and equipment	(77,620)	(85,961)
Proceeds from disposals of property, plant and equipment	1,300	928
Free operating cash flow	$143,256	$68,209